Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Covenant Logistics Group, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Covenant Logistics Group, Inc. on Forms S-8 (File No. 333-2654, File No. 033-88686, File No. 333-37356, File No. 333-134939, File No. 333-174582, File No. 333-189060, File No. 333-231390, File No. 333-239724, and File No. 333-279279) and Form S-3 (File No. 333-266826).

/s/ Grant Thornton LLP

Charlotte, North Carolina

February 28, 2025